Exhibit 99.1

NEWS RELEASE
JDSU WINS CLASS ACTION JURY VERDICT

Milpitas, California, November 27, 2007 - JDSU (NASDAQ: JDSU; and TSX: JDU) today announced that a jury has ruled in favor of the Company on all claims in a securities class action lawsuit filed by Connecticut Retirement Plans and Trust Funds against the Company in the United States District Court for the Northern District of California, Oakland, California.

“We are extremely gratified by the jury’s verdict, as we have always believed that the plaintiffs’ claims were without merit,” said Kevin Kennedy, JDSU’s President and Chief Executive Officer. “We will continue focusing our full attention on developing innovative products and delivering on the significant potential of our business model to create shareholder value.”

The Company noted that while the jury’s decision in this case is a significant positive milestone, it continues to defend itself in the securities class action and related litigation.

About JDSU
JDSU (NASDAQ: JDSU; and TSX: JDU) enables broadband and optical innovation in the communications, commercial and consumer markets. JDSU is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers.  JDSU is also a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense, and decorative applications.  More information is available at www.jdsu.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any expectation or implication as to the final outcome of the securities class action (the jury verdict in which may be appealed by the plaintiffs, among other things) and the related litigation, all of which are described more specifically in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 filed with the Securities and Exchange Commission as well as in other filings on Forms 10-Q and 10-K similarly filed. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected.  In particular, the securities class action referenced in this release and related litigation claim damages that exceed the total current assets of the Company and thus an unfavorable outcome or settlement of one or more of these lawsuits could have a severe material adverse effect on our financial condition and liquidity.

For more information on these and other risks affecting the Company's business, please refer to the “Risk Factors” section included in the Company's Annual Report on Form 10-K for the year ended June 30, 2007 filed with the Securities and Exchange Commission, as well as in other filings on Forms 10-Q and 10-K. The forward-looking statements contained in this news release are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact Information

Investors:         Press:
Michelle Levine       Kathleen Greene
408-546-4421        408-546-5852
michelle.levine@jdsu.com                   kathleen.greene@jdsu.com.